Exhibit 23.2

KPMG LLP

Bay Adelaide Centre

Suite 4600

333 Bay Street Toronto, Ontario M5H 2S5

Telephone (416) 777-8500

Fax (416) 777-8818

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 21, 2025 with respect to the consolidated balance sheet as of October 2, 2025, the related changes in equity as of October 2, 2025 and the related notes of Xanadu Quantum Technologies Limited, included herein and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

January 27, 2026

Toronto, Canada